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                                                                     Exhibit (b)

                                    BY-LAWS

                                       of

                          DOW TARGET VARIABLE FUND LLC



I.       The Company

1.1 The Company is a limited liability company formed by its original Member, The Ohio National Life Insurance Company, for the purposes stated in the Company's Articles of Organization filed with the Secretary of State of Ohio.

1.2. The Company's primary place of business shall be in Montgomery, Ohio. The Company may conduct its business at any location within or without the State of Ohio.

1.3      The Company's fiscal year shall end on December 31 of each year.


II.      Members

2.1 All membership interests in the Company shall be owned by its Members through the Member's separate accounts or otherwise as permitted by applicable law.

2.2 All Member meetings shall be held at any place and time as stated in the notice for any such meeting. Member meetings may be called by the Member or by a majority of the Board of Managers.

2.3 Except as otherwise required by applicable law, the holders of a majority of all outstanding membership interests, present in person or by proxy, shall constitute a quorum. At any meeting where less than a majority of the outstanding membership interests are represented, a majority of those interests present may conduct any business, including adjournment of the meeting, unless a larger vote is required by applicable law.

2.4 Each membership interest shall represent one vote at all Member meetings.


III.     Board of Managers

3.1 The Company shall have a Board of Managers consisting of not less than three nor more than fifteen Managers. Within these limits, the number of Managers shall be as fixed from time to time by the Member or by the Board of Managers prior to a Member meeting called for the purposes of electing Managers.


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3.2      The term of office of the Managers shall be indeterminate. Each Manager shall serve until his or her successor is elected and qualified.

3.3 The business and affairs of the Company shall be managed under the direction and authority of the Board of Managers acting as a Board and not as individuals. The Board of Managers shall elect the officers of the Company.

3.4 The Board of Managers shall meet at such times and places as may be determined by a majority thereof. A majority of the Managers in office at any time shall constitute a quorum at any one meeting of the Board of Managers.

3.5 Except as otherwise required by applicable law, any action to be taken by the Board of Managers may be taken without a meeting if written consent to that action is signed by all the Managers and such written consent is filed with the minutes of the Board's proceedings.

3.6 If the office of any Manager becomes vacant for any reason, the remaining Managers may, by majority vote and subject to any restrictions of applicable law, elect a successor Manager who shall hold office until the next Member's meeting held for the purpose of electing Managers.

3.7 The Board of Managers may elect from among its members such committees as it may desire. The Board of Managers shall determine the number composing such committees and the powers and duties to be exercised by them.


IV.      Officers

4.1 The officers of the Company shall be a president, a secretary, a treasurer and, in the discretion of the Board of Managers, one or more vice presidents and such other officers as the Board may elect from time to time.

4.2 Subject to any limitations that the Board of Managers may prescribe, or any additional powers and duties the Board of Managers may confer, the officers of the Company shall each have the powers and perform the duties that generally pertain to their respective offices.


V.       Indemnification

5.1 No Manager or officer of the Company is liable, responsible or accountable in damages or otherwise to the Company or its Members for any action taken on behalf of the Company within the scope of the authority of the Board of Managers or such officer, or reasonably believed by such person to be within the scope of his or her authority, or for any omission, unless such act or omission was performed or omitted fraudulently or in bad faith or constituted gross negligence, or wanton and willful misconduct. The Company shall reimburse, indemnify, defend and hold harmless each Manager and officer from and against any loss, expense,


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         damage or injury suffered or sustained by the Company or its Members by reason of any acts or omissions arising out of such person's activities on behalf of the Company, including, without limitation, any judgment, award, settlement, reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, but excluding loss, expense, damage or injury caused by or resulting from any acts or omissions performed or omitted fraudulently or in bad faith or which constitute gross negligence or wanton and willful misconduct.









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